ImageWare® Launches IP Licensing Monetization Program And Engages ipCapital Group

San Diego (June 30, 2020) – ImageWare® Systems, Inc. (OTCQB: IWSY), a leader in multimodal biometric identification and authentication, today announced that in response to the accelerated growth and importance of multimodal biometrics in identity and authentication within cybersecurity, the Company has launched an IP licensing program marked by the engagement of ipCapital Group®, Inc., based in Williston, Vermont.

ipCapital Group will assist in first establishing a new business unit and then co-create an IP monetization model from which ImageWare will derive a discrete stream of annual revenue. Under the agreement, ipCapital will oversee the first two years of developing the business unit.

Over the past 16 years, ImageWare has built the most cited multimodal biometric patent portfolio. As part of its new IP monetization plan, ImageWare will begin to request that companies take a license should they leverage ImageWare’s biometric intellectual property for their own products and platforms.

The new in-house licensing team will sit separate from the Company’s main biometric business. This team will be responsible for driving a licensing program within the cybersecurity technology sector.

 ipCapital, led by John E. Cronin, has a 22-year history of creating profitable licensing businesses and models for companies from Fortune 1000’s to small businesses with essential patents. Cronin developed and ran the “Patent Factory” for IBM Research in his 17-year tenure there. He was IBM’s top inventor with more than 100 patents and 150 patent publications. “We have developed 100’s of licensing programs to drive revenue and protect intellectual property. ImageWare reminds us of a small telecommunications company that we created a licensing program for. They had minimal revenues, until we helped them initiate a 4% royalty licensing program. Once licensing started, the company valuation rose and they were purchased by a Fortune 500 for >$150M” said Cronin.

Cronin is deeply familiar with the distinguishing value of the ImageWare patent portfolio as he was a former member of the Company’s Board of Directors for more than eight years.

John E. Cronin, Managing Director and Chairman, ipCapital Group, Inc., said that, “I am intimately familiar with ImageWare. Our recent analysis of the patent portfolio suggests that with a successful licensing program, adopted by the market, the current value of the Company would be increased significantly.” He went onto say that, “Multimodal biometrics is simply the best way to identify or authenticate a person to grant access to sensitive spaces, assets and systems. For example, the MFA authentication market is forecasted for rapid migration from 2F (two-factor) authentication to biometric multifactor authentication in the coming years. The global market for cybersecurity is forecasted by Forbes to reach $334B by 2026. Data from Global Market Insights suggests that biometrics represents over 11% of that market, representing a $37B opportunity for ImageWare. Many companies in many markets could leverage ImageWare’s IP in integrating MFA into their solutions, as ImageWare are the pioneers of MFA and the foundational patents holders of multimodal biometric authentication methods.”

Kristin A. Taylor, President and CEO of ImageWare, said, “Companies around the world are increasingly building-in the use of multiple biometrics into their products and platforms for greater security and a convenient, contactless user experience. Hiring ipCapital Group, the best in the industry in terms of patent strategy, was imperative in our launching and maintaining a successful IP monetization program. Their track record of working with software companies specifically, and delivering large sums of revenue for their IP, was the unquestionable reason we chose to work with them.

“Establishing an IP licensing business unit inside of our existing software product business will allow us to build on our important IP foundation to drive a discreet stream of revenue to further fuel the Company. Additionally, new IP will be developed to align the foundational IP to the new markets as we start to license.”

About ImageWare® Systems, Inc.

In 1987, ImageWare was founded to innovate imaging. After a bold start evolving silver halide photography into digital images, ImageWare built the first statewide digital booking platform for the United States law enforcement in 1998. Since then, ImageWare has evolved into the largest holder of multimodal biometrics, managing millions of identities daily. With vast experience in the government sector, ImageWare is democratizing biometrics by offering defense-grade identity and authentication solutions to the masses. By identifying the person, not a device, ImageWare is giving populations around the globe access to their important data. www.iwsinc.com

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. are intended to identify such forward-looking statements. ImageWare may from time to time update publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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